CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 21 to the Registration Statement on Form N-6, File No. 333-109579 under the Securities Act of 1933 and Amendment No. 22 to the Registration Statement on Form N-6, File No. 811-21440 under the Securities Act of 1940 of Transamerica Corporate Separate Account Sixteen of our report dated April 24, 2015 relating to the financial statements of Transamerica Corporate Separate Account Sixteen and to the use of our report dated April 24, 2015 with respect to the financial statements of Transamerica Life Insurance Company, which appears in such Registration Statement.  We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Chicago, Illinois
April 29, 2015